Contact:	Joyce Thomas
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Caesars Acquisition Company Reports Third Quarter 2016 Results

LAS VEGAS, November 7, 2016 - Caesars Acquisition Company (NASDAQ: CACQ) today reported the following results for Caesars Growth Partners, LLC ("CGP LLC") for the third quarter 2016. Caesars Acquisition Company ("CAC") was formed to make an investment in CGP LLC, owns 100% of the voting membership units of CGP LLC and accounts for its investment under the equity method.

•	Closed on the previously announced $4.4 billion sale of Caesars Interactive Entertainment, LLC's social and mobile games business, recognizing a gain of approximately $4.2 billion.

•
Recorded consistent growth with net revenues and Adjusted EBITDA up 1.1% and 5.7% for the three-month period ended September 30, 2016 as compared to the three-month period ended September 30, 2015 primarily at Planet Hollywood and The LINQ Hotel & Casino.

Operating Results of CGP LLC

	Three Months Ended September 30,		Percent Favorable(2)	Nine Months Ended September 30,		Percent Favorable(2)
(In millions)	2016	2015		2016	2015
Net revenues	$422.5	$417.7	1.1%	$1,284.1	$1,217.4	5.5%
(Loss)/income from operations	(107.1)	29.8	N/M	(20.3)	224.7	N/M
Net (loss)/income from continuing operations	(163.7)	(16.8)	N/M	(160.2)	87.2	N/M
Net income from discontinued operations	4,019.4	37.3	N/M	4,077.1	114.4	N/M
Adjusted EBITDA(1)	102.1	96.6	5.7%	324.3	271.9	19.3%
_____________________________________________________

(1)
Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is reconciled to its most comparable generally accepted accounting principles ("GAAP") measure later in this release.

(2)	N/M is defined as not meaningful.
On September 23, 2016, Caesars Interactive Entertainment, LLC ("CIE", formerly Caesars Interactive Entertainment, Inc.) completed the previously announced sale of CIE's social and mobile games business (the "SMG Business"), pursuant to the Stock Purchase Agreement by and among CIE, Alpha Frontier Limited, a Cayman Islands exempted company and, solely for certain limited purposes described therein, CGP LLC and CIE Growth, LLC, a Delaware limited liability company, dated as of July 30, 2016. As a result of the sale, the historical results of CGP LLC have been recast to reflect the portion of the CIE business disposed of as discontinued operations for all periods presented herein.
Third Quarter 2016 results compared with Third Quarter 2015
Net revenues were impacted primarily by the following:

•	Continued expansion of entertainment options at Planet Hollywood positively impacted other revenues; and

•	Increases in room revenues due to increased room rates, resort fees and higher occupancy rates at The LINQ Hotel & Casino, which was substantially completed and available to guests in early May 2015.

•
These increases were partially offset by lower casino revenues at Harrah's New Orleans due to unfavorable volume and hold when compared to the prior year and lower food and beverage revenues for all of CGP LLC's casino properties.

Net revenues for the third quarter of 2016 increased by $4.8 million, or 1.1%, when compared to the same period in 2015. Total trips decreased by approximately 6.5% during the third quarter of 2016 when compared to the same period in 2015. Gross casino hold decreased to 12.3% for the quarter ended September 30, 2016 from 12.5% for the quarter ended September 30, 2015.
Cash average daily room rates for the third quarter of 2016 increased to $129, or 8.4%, when compared to $119 for the same period in 2015. Average daily occupancy was 95.5% and 92.7% for the third quarter of 2016 and 2015, respectively. Revenue per available room for the third quarter of 2016 and 2015 was $120 and $109, respectively, or an increase of 10.1%.
Loss from operations for the third quarter of 2016 was $107.1 million as compared to income from operations of $29.8 million for the same period in 2015, which was a decrease of $136.9 million. The decrease in (loss)/income from operations was primarily due to an increase in stock-based compensation expense and transaction related costs associated with CIE's sale of the SMG Business (the "Sale"). In connection with the Sale, CIE accelerated the vesting of all of the outstanding options, restricted stock units and warrants of CIE (collectively, "CIE Equity Awards"), and, effective immediately prior to the closing, canceled the CIE Equity Awards in exchange for the right to receive cash payments. Excluding the impact of stock-based compensation expense, transaction costs related to the Sale and the change in fair value of contingently issuable non-voting membership units, income from operations for the third quarter of 2016 increased by $4.9 million primarily due to the income impact of increased revenues at Planet Hollywood related to the expansion of entertainment options and a decrease in management fees to related parties offset by an increase in general and administrative expenses related to the expansion of entertainment options at Planet Hollywood and an increase in depreciation expense at Planet Hollywood resulting from the acceleration of depreciation for assets that will be replaced as a result of renovations.
Net loss from continuing operations for the third quarter of 2016 was $163.7 million as compared to $16.8 million for the same period in 2015, which was an increase in net loss of $146.9 million. The increase in net loss from continuing operations was primarily due to the factors discussed for the decrease in (loss)/income from operations.
Net income from discontinued operations for the third quarter of 2016 was $4,019.4 million as compared to $37.3 million for the same period in 2015, which was an increase of $3,982.1 million, primarily due to the recognition of a pre-tax gain of $4,161.2 million from the Sale.
Adjusted EBITDA for the third quarter of 2016 was $102.1 million as compared to $96.6 million for the same period in 2015, which was an increase of $5.5 million, or 5.7%, driven primarily by the income impact of increased revenues as discussed above.
Nine Months Ended September 30, 2016 results compared with September 30, 2015
Net revenues were impacted primarily by the following:

•	Continued expansion of entertainment options at Planet Hollywood positively impacted other revenues;

•	Increases in all categories of revenues as a result of renovations at The LINQ Hotel & Casino; and

•	Increase in casino revenues at Horseshoe Baltimore due to increases in both slot and table volumes.

•	These increases were partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban.
Net revenues for the nine months ended September 30, 2016 increased by $66.7 million, or 5.5%, when compared to the same period in 2015. Total trips decreased by approximately 4.6% during the nine months ended September 30, 2016 when compared to the same period in 2015. Gross casino hold increased to 12.2% for the nine months ended September 30, 2016 from 12.0% for the nine months ended September 30, 2015.
Cash average daily room rates for the nine months ended September 30, 2016 increased to $132, or 9.1%, when compared to $121 for the same period in 2015. Average daily occupancy was 95.1% and 93.1% for the nine months ended September 30, 2016 and 2015, respectively. Revenue per available room for the nine months ended September 30, 2016 and 2015 was $122 and $112, respectively, or an increase of 8.9%.
Loss from operations for the nine months ended September 30, 2016 was $20.3 million as compared to income from operations of $224.7 million for the same period in 2015, which was a decrease of $245.0 million. The decrease in (loss)/income from operations is primarily attributable to an increase in stock-based compensation expense and transaction related costs associated with the Sale and the change in the fair value of contingently issuable non-voting membership units recognized in the prior year with no comparable change recognized subsequent to December 31, 2015, offset by the increases in net revenues. In connection with the Sale, CIE accelerated the vesting of all of the CIE Equity Awards, and, effective immediately prior to the closing, canceled the CIE Equity Awards in exchange for the right to receive cash payments. Excluding the impact of stock-based compensation expense, transaction costs related to the Sale and the change in fair value of contingently issuable non-voting membership units, income from operations for the nine months ended September 30, 2016 increased by $45.5 million when compared to the same period in 2015 primarily due to the income impact of increased revenues as discussed above offset by an increase in general and administrative expenses related to the expansion of entertainment options at Planet Hollywood and an increase in depreciation expense at Planet Hollywood resulting from the acceleration of depreciation for assets that will be replaced as a result of renovations.
Net loss from continuing operations for the nine months ended September 30, 2016 was $160.2 million as compared to net income from continuing operations of $87.2 million for the same period in 2015, which was a decrease of $247.4 million, primarily due to the factors discussed for the decrease in (loss)/income from operations.
Net income from discontinued operations for the nine months ended September 30, 2016 was $4,077.1 million as compared to $114.4 million for the same period in 2015, which was an increase of $3,962.7 million, primarily due to the recognition of a pre-tax gain of $4,161.2 million from the Sale.
Adjusted EBITDA for the nine months ended September 30, 2016 was $324.3 million as compared to $271.9 million for the same period in 2015, which was an increase of $52.4 million, or 19.3%, driven primarily by the income impact of increased revenues as discussed above offset by an increase in general and administrative expenses related to the expansion of entertainment options at Planet Hollywood.
Liquidity and Capital Resources
CGP LLC and its subsidiaries' primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations and borrowings under the Caesars Growth Properties Holdings, LLC ("CGPH," an indirect, wholly-owned subsidiary of CGP LLC) $150.0 million revolving credit agreement ("Revolving Credit Facility") which is intended to satisfy CGPH's short-term liquidity needs.
At September 30, 2016 and December 31, 2015, CGP LLC had cash and cash equivalents totaling $1,139.8 million and $790.7 million, respectively. As of September 30, 2016, Restricted cash includes approximately $2,764.0 million restricted under the terms of the Stock Purchase Agreement, and under the CIE Proceeds and Reservation Rights Agreement entered into between CIE, CAC, Caesars Entertainment Corporation ("Caesars Entertainment" or "CEC") and Caesars Entertainment Operating Company, Inc. ("CEOC") on September 9, 2016 which requires certain proceeds from the Sale be deposited into the CIE escrow account (the "CIE Escrow Account"). Amounts may be distributed from the CIE Escrow Account only: (i) pursuant to the terms of the term sheet included in the CIE Proceeds and Reservation Rights Agreement and the agreement entered into among Wilmington Trust, National Association, CIE and CEOC, governing the CIE Escrow Account, (ii) with the joint written consent of CIE and CEOC, or (iii) pursuant to an order of a court of competent jurisdiction.
Third-party debt outstanding at CGP LLC was $2,279.4 million as of September 30, 2016 and $2,337.3 million at December 31, 2015. This amount includes debt of the consolidated subsidiary CGPH of $1,965.0 million and $2,018.3 million as of the respective dates. Net CGPH repayments under the Revolving Credit Facility during the nine months ended September 30, 2016 were $45.0 million. As of September 30, 2016, no amounts were outstanding under the Revolving Credit Facility.
About Caesars Acquisition Company
Caesars Acquisition Company was formed to make an equity investment in Caesars Growth Partners, LLC, a joint venture between CAC and Caesars Entertainment (NASDAQ: CZR), the world's most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CAC is CGP LLC's managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.
About Caesars Growth Partners, LLC
Caesars Growth Partners, LLC is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. CGP LLC focuses on acquiring or developing assets with strong value creation potential and leveraging interactive technology with its well-known online game portfolio and leading brands. Assets include Caesars Interactive Entertainment, Inc. (with its World Series of Poker and regulated online real money gaming businesses), Planet Hollywood, Bally's Las Vegas, The Cromwell, The LINQ Hotel & Casino, Harrah's New Orleans and Horseshoe Baltimore. Through its relationship with Caesars Entertainment, CGP LLC has the ability to access Caesars Entertainment's proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.
Forward Looking Information
This release contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements contain words such as "may," "will," "project,"

"might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning that may identify forward-looking statements and are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are based on our current expectations about future events and are estimates reflecting the best judgment of CAC and CGP LLC's management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. We disclose important factors that could cause actual results to differ materially from our expectations under "Risk Factors" in Part II, Item 1A of the CAC Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in CAC's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•
CAC and CGP LLC's dependence on Caesars Entertainment and its subsidiaries, including Caesars Enterprise Services ("CES"), to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment's and CES' senior management's expertise and its participation in Caesars Entertainment's Total Rewards loyalty program;

•	the effects of a default by Caesars Entertainment or CEOC on certain debt obligations;

•	the ability of Caesars Entertainment to meet its financial obligations in light of its limited cash balances;

•	Caesars Entertainment's interests may conflict with CAC and CGP LLC's interests and Caesars Entertainment may possibly keep all potential development opportunities for itself;

•	the adverse effects due to the bankruptcy filing of CEOC and certain of its subsidiaries;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates' ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CIE and CGP LLC license for use in its businesses;

•	CIE's reliance on subsidiaries of Caesars Entertainment to obtain online gaming licenses in certain jurisdictions, such as New Jersey;

•	the difficulty of operating CGP LLC's business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management's time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions, and the ability to timely and cost-effectively integrate assets and companies that CGP LLC acquires into its operations;

•
the effects of any lawsuits against CAC, CGP LLC or CGPH related to the October 21, 2013 transactions, the May 2014 asset purchase transactions and the proposed CAC and Caesars Entertainment merger transaction;

•	the proposed merger between CAC and Caesars Entertainment may not be consummated on the terms contemplated or at all;

•	the adverse effects if extensive governmental regulation and taxation policies, which are applicable to CGP LLC, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of CGP LLC's business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates, such as CIE's internet gaming business;

•	any failure to protect CGP LLC's trademarks or other intellectual property, such as CIE's ownership of the World Series of Poker trademark;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition CGP LLC's casino properties face in their respective markets;

•	CGP LLC's ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•
the effect on CGP LLC's business strategy if online real money gaming is not legalized in states other than Delaware, Nevada or New Jersey in the United States, is legalized in an unfavorable manner or is banned in the United States;

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility; and

•	the other factors set forth under "Risk Factors" in Part II, Item 1A of the CAC Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC and CGP LLC disclaim any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ACQUISITION COMPANY
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$—	$—	$—	$—
Operating expenses	9.3	9.2	23.2	24.4
Loss from operations	(9.3)	(9.2)	(23.2)	(24.4)

Income from equity method investment in Caesars Growth Partners, LLC	672.5	24.4	721.3	73.0
Income before provision for income taxes	663.2	15.2	698.1	48.6
Provision for income taxes	(141.3)	(8.2)	(158.5)	(25.1)
Net income	521.9	7.0	539.6	23.5
Other comprehensive income, net of income taxes	—	—	—	—
Comprehensive income	$521.9	$7.0	$539.6	$23.5

Earnings per share
Basic	$3.80	$0.05	$3.93	$0.17
Diluted	$3.78	$0.05	$3.92	$0.17
Weighted average common shares outstanding
Basic	137.5	136.4	137.4	136.4
Diluted	138.0	136.8	137.7	136.6

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Casino	$253.0	$260.6	$785.9	$778.5
Food and beverage	66.9	73.6	207.3	207.9
Rooms	90.2	82.2	274.4	239.0
Other	57.6	48.0	162.3	132.6
Less: casino promotional allowances	(45.2)	(46.7)	(145.8)	(140.6)
Net revenues	422.5	417.7	1,284.1	1,217.4

Operating expenses
Direct
Casino	134.1	138.0	417.7	416.5
Food and beverage	30.6	33.0	92.8	94.4
Rooms	24.9	21.7	71.2	61.9
Property, general, administrative and other	285.4	132.8	559.4	363.0
Write-downs, reserves and project opening costs, net of recoveries	(1.3)	1.8	0.5	8.4
Management fees to related parties	8.6	14.1	33.3	45.1
Depreciation and amortization	47.3	39.2	129.5	110.9
Change in fair value of contingently issuable non-voting membership units	—	7.3	—	(107.5)
Total operating expenses	529.6	387.9	1,304.4	992.7
(Loss)/income from operations	(107.1)	29.8	(20.3)	224.7
Interest expense, net of interest capitalized	(49.0)	(50.1)	(149.1)	(145.3)
Other income, net	—	5.0	—	4.0
(Loss)/income from continuing operations before (provision for)/benefit from income taxes	(156.1)	(15.3)	(169.4)	83.4
(Provision for)/benefit from income taxes	(7.6)	(1.5)	9.2	3.8
Net (loss)/income from continuing operations	(163.7)	(16.8)	(160.2)	87.2
Discontinued operations
Income from discontinued operations before income taxes, including $4,161.2 gain on sale of SMG Business in the third quarter of 2016	3,972.6	56.5	4,090.9	164.1
Benefit from/(provision for) income taxes related to discontinued operations	46.8	(19.2)	(13.8)	(49.7)
Net income from discontinued operations	4,019.4	37.3	4,077.1	114.4
Net income	3,855.7	20.5	3,916.9	201.6
Less: net loss/(income) attributable to non-controlling interests	33.2	(1.7)	26.4	(4.0)
Net income attributable to Caesars Growth Partners, LLC	$3,888.9	$18.8	$3,943.3	$197.6

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA
(UNAUDITED)

Adjusted EBITDA is a non-GAAP financial measure that is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital decisions made for the long-term benefit of CGP LLC. Because not all companies use identical calculations, the presentation of CGP LLC's EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Net (loss)/income from continuing operations	$(163.7)	$(16.8)	$(160.2)	$87.2
Provision for/(benefit from) income taxes	7.6	1.5	(9.2)	(3.8)
(Loss)/income from continuing operations before income taxes	(156.1)	(15.3)	(169.4)	83.4
Interest expense, net of interest capitalized	49.0	50.1	149.1	145.3
Depreciation and amortization	47.3	39.2	129.5	110.9
EBITDA	(59.8)	74.0	109.2	339.6
Stock-based compensation (1)	145.3	14.8	191.5	27.1
Write-downs, reserves and project opening costs, net of recoveries (2)	(1.3)	1.8	0.5	8.4
Change in fair value of contingently issuable non-voting membership units (3)	—	7.3	—	(107.5)
Other income, net	—	(5.0)	—	(4.0)
Other (4)	17.9	3.7	23.1	8.3
Adjusted EBITDA	$102.1	$96.6	$324.3	$271.9

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(1)	Amounts represent stock-based compensation expense related to stock options, restricted stock and restricted stock units.

(2)	Amounts include development costs related to the construction of The Cromwell and Horseshoe Baltimore, and the renovations at The LINQ Hotel & Casino and Planet Hollywood.

(3)	Amounts represent the change in fair value of contingently issuable membership units associated with the CIE earn-out calculation related to the transactions establishing CGP LLC.

(4)
Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as transaction costs associated with the Sale and other acquisition and integration costs and lobbying expenses.